UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 31, 2015

Date of Report

(Date of earliest event reported)

BLUCORA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10900 NE 8th Street, Suite 800

Bellevue, Washington 98004

(Address of principal executive offices)

(425) 201-6100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

On December 31, 2015, Blucora, Inc. (“Blucora”) completed the acquisition (the “Acquisition”) of HDV Holdings, Inc., which is the holding company for the group of companies that comprise the HD Vest Financial Services® business (“HD Vest”), pursuant to the terms of the Stock Purchase Agreement (the “Agreement”) dated as of October 14, 2015 by and among Blucora, Project Baseball Sub, Inc. (“Acquisition Sub”), its wholly owned acquisition subsidiary and HDV Holdings, LLC (the “Seller”) described in, and filed with, the Current Report on Form 8-K filed by Blucora on October 14, 2015, as amended.

In connection with the Acquisition, certain members of management (the “rollover employees”) rolled over a portion of the proceeds they would have otherwise received at the closing of the Acquisition into shares of Acquisition Sub (referred to as the “rollover”). Immediately thereafter, the current chief executive officer of HD Vest sold a portion of his newly acquired shares of Acquisition Sub to Blucora (the “CEO Sale”) in exchange for a promissory note, pursuant to which Blucora agreed to pay the value of such Acquisition Sub shares at the closing over a three-year period (50% in year one, 40% in year two and 10% in year three) at an interest rate of 5% per annum. After giving effect to the rollover and the CEO Sale described above, Blucora is the indirect owner of approximately 95.5% of HDV Holdings, Inc., with the remaining 4.5% held collectively by the rollover employees.

The total consideration payable to the Seller in connection with the Acquisition is $580.0 million in cash, subject to certain adjustments, including working capital at closing, an adjustment for cash retained by HD Vest, an adjustment of up to $20.0 million if HD Vest achieves certain Adjusted EBITDA targets, and an adjustment for the value of the shares the rollover employees exchanged for shares of Acquisition Sub.

The Acquisition was funded from Blucora’s cash reserves, from the proceeds of the sale of certain short term investments held by Blucora, and from the net proceeds of a $400 million credit facility. TaxAct, Inc. and HD Vest, Inc. are the co-borrowers under this credit facility and the repayment obligations will be paid out of cash generated by their respective businesses. Specific details of this credit facility, which closed concurrently with the closing of the Acquisition, and the terms of the related credit agreement, will be contained in a subsequent Current Report on Form 8-K. Prior to the Acquisition, there was no material relationship between Blucora (or any Blucora affiliated person or party) and HD Vest or the Seller or any of the equity owners of HD Vest or the Seller.

The foregoing description of the Acquisition and the Agreement is a summary, does not purport to be a complete description, and is qualified in its entirety by reference to the Agreement, a copy of which was filed as Exhibit 10.1 to the October 14, 2015 Current Report on Form 8-K and the Amendment (as defined below), which will be attached as an exhibit to Blucora’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Item 7.01. Regulation FD Disclosure

On December 31, 2015, Blucora issued a press release announcing the completion of acquisition of HD Vest. A copy of that press release is attached hereto as Exhibit 99.1, and incorporated herein by reference.

Item 8.01. Other Events

On December 30, 2015, Blucora, Acquisition Sub and the Seller entered into an amendment to the Agreement (the “Amendment”) to, among other things, revise the definition of Restricted Cash to clarify and reflect the understanding of the parties. A copy of the Amendment will be attached as an exhibit to Blucora’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

To be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information

To be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d) Exhibits

99.1	Press release issued on December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUCORA, INC.

By	/s/ Mark A. Finkelstein
Mark A. Finkelstein
Chief Legal & Administrative Officer and Secretary

December 31, 2015

EXHIBIT INDEX

Exhibit No	Description

2.1	Stock Purchase Agreement by and among HDV Holdings, LLC, Blucora, Inc., Project Baseball Sub, Inc. and HDV Holdings, Inc. dated October 14, 2015 (incorporated herein by reference to Blucora’s Current Report on Form 10-K filed October 14, 2015, Commission File No. 000-25131).

99.1	Press release dated December 31, 2015.